Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2022 EARNINGS

Highlights:

Net Income:	$10.1 million
Revenue:	$21.7 million for Q1 2022
Total Assets:	$2.05 billion, decreased 3.9% over December 31, 2021
Total Loans:	$1.50 billion, increased 0.7% over December 31, 2021
Total Deposits:	$1.68 billion, decreased 5.2% over December 31, 2021

WASHINGTON TOWNSHIP, NJ, April 19, 2022 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2022.
Highlights for the three months ended March 31, 2022:
•Net income available to common shareholders was $10.1 million, or $0.85 per basic common share and $0.83 per diluted common share, for the three months ended March 31, 2022, an increase of $0.7 million, or 7.0%, compared to net income available to common shareholders of $9.4 million, or $0.79 per basic common share and $0.78 per diluted common share, for the same quarter in 2021. The increase is primarily driven by reduced loan loss provision and lower interest expense, partially offset by lower non-interest income.

•Net interest income increased 1.7% to $17.1 million for the three months ended March 31, 2022, compared to $16.8 million for the same period in 2021.

•Non-interest income decreased $162,000, or 7.2%, to $2.1 million for the three months ended March 31, 2022, compared to $2.2 million for the same period in 2021.

•Non-interest expense decreased 1.6% to $5.7 million for the three months ended March 31, 2022, compared to $5.8 million for the same period in 2021.

The following is a recap of the significant items that impacted the first quarter of 2022:
Interest income decreased $925,000 for the first quarter of 2022 compared to the same period in 2021, primarily due to a decrease in interest and fees on loans attributed to lower loan portfolio balances.

Interest expense decreased $1.2 million for the first quarter of 2022 compared to the same period in 2021, primarily due to lower interest rates on deposits as well as lower outstanding borrowing balances.

The provision for loan losses decreased $500,000 for the first quarter of 2022, compared to the same period in 2021, as a result of a decrease in loan portfolio balances.

For the first quarter of 2022, non-interest income decreased $162,000, compared to the same period in 2021. The decrease was primarily attributable to a decrease in service fees from deposit accounts.

Non-interest expense decreased $92,000 during the first quarter of 2022, compared to the same period in 2021. The decrease was primarily due to a decrease in professional fees related to our BSA remediation efforts, partially offset by an increase in occupancy and equipment due to increases in the cost of some of our service providers.

Income tax expense increased $159,000 for the first quarter 2022, compared to the same period in 2021. The effective tax rate for the first quarter of 2022 was 25.2%, compared to 25.4% for the same period in 2021.

March 31, 2022 discussion of financial condition
•Total assets decreased to $2.05 billion at March 31, 2022, from $2.14 billion at December 31, 2021, a decrease of $82.3 million, or 3.9%, primarily due to a decrease cash and cash equivalents attributed to a decrease in deposit liabilities, net of an increase in loans receivable.
•Cash and cash equivalents totaled $503.8 million at March 31, 2022, as compared to $596.6 million at December 31, 2021.
•The investment securities portfolio decreased to $21.7 million at March 31, 2022, from $23.3 million at December 31, 2021, a decrease of $1.6 million, or 6.7%, primarily due to pay downs of securities.
•Gross loans increased to $1.50 billion at March 31, 2022, from $1.48 billion at December 31, 2021, an increase of $11.0 million or 0.7%.
•Nonperforming loans at March 31, 2022 decreased to $3.9 million, representing 0.26% of total loans, a decrease of $0.4 million, from $4.3 million of nonperforming loans at December 31, 2021. OREO at March 31, 2022 was zero, a decrease of $1.7 million compared to $1.7 million at December 31, 2021. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.19% and 0.28% of total assets at March 31, 2022 and December 31, 2021, respectively. Loans past due 30 to 89 days were $14.5 million at March 31, 2022, an increase of $14.0 million from December 31, 2021, and was driven by two CRE non-owner occupied loans.
•The allowance for loan losses was $30.0 million at March 31, 2022, as compared to $29.8 million at December 31, 2021. The ratio of the allowance for loan losses to total loans was 2.00% and 2.01% at March 31, 2022 and at December 31, 2021, respectively. The ratio of allowance for loan losses to non-performing loans was 766.8% at March 31, 2022, compared to 692.8%, at December 31, 2021.
•Total deposits were $1.68 billion at March 31, 2022, down from $1.77 billion at December 31, 2021, a decrease of $91.2 million or 5.2% compared to December 31, 2021. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $81.9 million, and time deposits of $53.4 million, partially offset by increases of $19.0 million, $17.0 million, and $8.0 million in savings, money market, and interest-bearing demand deposits, respectively.

•Total borrowings were flat at $120.9 million at March 31, 2022 from December 31, 2021.
.
•Total equity increased to $240.3 million at March 31, 2022, up from $232.4 million at December 31, 2021, an increase of $7.9 million, or 3.4%, primarily due to the retention of earnings.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:
"Our net Income increased to $10.1 million in the first quarter of 2022 as compared to the first quarter net income of $9.4 million in 2021. Although we saw an increase in our loan portfolio from the 2021 year end, it is still slightly less than the 1st quarter of 2021. The strength of the real estate market has accelerated the repayment of our construction loan portfolio. We have seen an increase in loan activity in the first quarter of 2022, and many of the new loans are new construction projects."
"The Federal Reserve increased interest rates in early 2022, sooner than initially anticipated, with indications that there could be six more rate increases in 2022. The interest rate increases are targeted at reducing inflation, which will most likely slow down business activity. Typically, the real estate industry is adversely affected by higher interest rates. Higher interest rates mean higher loan payments, which could mean lower values and slower sales."
"COVID-19 does not seem to want to leave us. Although we have seen some improvement, recently Philadelphia became the first major city in the Country to reinstate some COVID-19 restrictions. There are many who believe that these restrictions will again hurt Philadelphia businesses that are still in the process of trying to recover from the last two years of COVID-19 restrictions."

"Parke Bank is in a good position to meet these challenges and to take advantage of opportunities that are in the market. We continue to maintain strong loan loss reserves, strong capital and a diversified customer base. We also provide banking services to diversified industries such as cannabis, real estate development, money services businesses, SBA borrowers, and others. We will maintain our focus on tight controls of our expenses while pursuing opportunities to enhance shareholder value."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
	(Amounts in thousands)
Assets
Cash and cash equivalents	$503,829	$596,553
Investment securities	21,707	23,269
Loans, net of unearned income	1,495,839	1,484,847
Less: Allowance for loan losses	(29,981)	(29,845)
Net loans	1,465,858	1,455,002
Premises and equipment, net	6,185	6,265
Bank owned life insurance (BOLI)	27,715	27,577
Other assets	28,897	27,779
Total assets	$2,054,191	$2,136,445

Liabilities and Equity

Non-interest bearing deposits	$471,940	$553,810
Interest bearing deposits	1,205,270	1,214,600
FHLBNY borrowings	78,150	78,150
Subordinated debentures	42,779	42,732
Other liabilities	15,773	14,792
Total liabilities	1,813,912	1,904,084

Total shareholders’ equity	240,279	232,361
Total equity	240,279	232,361

Total liabilities and equity	$2,054,191	$2,136,445

Table 2: Consolidated Income Statements (Unaudited)
	For three months ended March 31,
	2022	2021
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$19,199	$20,238
Interest and dividends on investments	189	200
Interest on deposits with banks	248	123
Total interest income	19,636	20,561
Interest expense:
Interest on deposits	1,840	2,827
Interest on borrowings	696	928
Total interest expense	2,536	3,755
Net interest income	17,100	16,806
Provision for loan losses	—	500
Net interest income after provision for loan losses	17,100	16,306
Non-interest income
Service fees on deposit accounts	1,316	1,612
Gain on sale of SBA loans	—	45
Other loan fees	276	265
Bank owned life insurance income	138	140
Net gain (loss) on sale and valuation adjustment of OREO	47	(21)
Other	298	196
Total non-interest income	2,075	2,237
Non-interest expense
Compensation and benefits	2,688	2,625
Professional services	551	853
Occupancy and equipment	645	544
Data processing	324	345
FDIC insurance and other assessments	287	261
OREO expense	34	15
Other operating expense	1,149	1,127
Total non-interest expense	5,678	5,770
Income before income tax expense	13,497	12,773
Income tax expense	3,406	3,247
Net income attributable to Company and noncontrolling interest	10,091	9,526
Less: Net income attributable to noncontrolling interest	—	(97)
Net income attributable to Company	10,091	9,429
Less: Preferred stock dividend	(7)	(7)
Net income available to common shareholders	$10,084	$9,422
Earnings per common share
Basic	$0.85	$0.79
Diluted	$0.83	$0.78
Weighted average common shares outstanding
Basic	11,905,264	11,872,246
Diluted	12,180,320	12,108,846

Table 3: Operating Ratios

	Three months ended
	March 31,
	2022	2021
Return on average assets	1.97%	1.81%
Return on average common equity	17.23%	18.69%
Interest rate spread	3.15%	2.91%
Net interest margin	3.41%	3.26%
Efficiency ratio	29.61%	30.30%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	March 31,	December 31,
	2022	2021
	(Amounts in thousands except ratio data)
Allowance for loan losses	$29,981	$29,845
Allowance for loan losses to total loans	2.00%	2.01%
Allowance for loan losses to non-accrual loans	766.78%	692.78%
Non-accrual loans	$3,910	$4,308
OREO	$—	$1,654